UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

December 14, 2010 (December 10, 2010)
Date of report (Date of earliest event reported)

C2 GLOBAL TECHNOLOGIES INC.
(Exact Name of Registrant as Specified in its Charter)

FLORIDA
(State or Other Jurisdiction of
Incorporation or Organization)

0-17973	59-2291344
(Commission File No.)	(I.R.S. Employer Identification No.)

 1 Toronto Street, Suite 700, P.O. Box 3, Toronto, Ontario, Canada, M5C 2V6
(Address of Principal Executive Offices)

(416) 866-3000
(Registrants Telephone Number, Including Area Code)

3200 - 40 King St. West, Toronto, Ontario, Canada, M5H 3Y2
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On December 10, 2010, C2 Global Technologies Inc. (the “Company”, “we” or “us”) acquired all of the ownership interests in Counsel RB Capital LLC (“Counsel RB”) held by each of Kind Chin Associates, LLC (“Kind Chin”), a California limited liability company, and Forsons Equity, LLC, a New York limited liability company (“Forsons”). Kind Chin is wholly owned by Adam Reich, co-Chief Executive Officer of Counsel RB. Forsons is wholly owned by Jonathan Reich, also co-Chief Executive Officer of Counsel RB.

Prior to the acquisition, the Company owned 75% of the ownership interest in Counsel RB, and Kind Chin and Forsons each owned 12.5% of the ownership interest. As a result of the acquisition, Counsel RB is now a wholly-owned subsidiary of the Company.

The foregoing acquisition was accomplished pursuant to two LLC Interest Purchase Agreements, by and between the Company and each of Kind Chin and Forsons (the “Purchase Agreements”). Pursuant to the Purchase Agreements, each of Kind Chin and Forsons received 1,621,000 shares of newly issued common stock in the Company in exchange for their respective ownership interests in Counsel RB. The issuance of this stock is described below under Item 3.02, which disclosure is incorporated herein by reference. Copies of the Purchase Agreements are attached hereto as Exhibits 10.1 and 10.2.

The foregoing description of the Purchase Agreements is a general description only and is qualified in its entirety by reference to each of the Purchase Agreements.

Section 3 – Securities and Trading Markets

Item 3.02.	Unregistered Sales of Equity Securities.

As described under Item 1.01 above, in connection with the acquisition of all of the ownership interests in Counsel RB not already held by the Company, the Company issued 3,242,000 shares of common stock, par value $0.01 per share (the “Shares”), on December 13, 2010. The Shares were issued in equal amounts to Kind Chin and Forsons, and as consideration for the issuance of the Shares, the Company received in exchange all of the respective ownership interests in Counsel RB held by Kind Chin and Forsons. Prior to the acquisition, Kind Chin and Forsons in the aggregate owned 25% of the ownership interests of Counsel RB.

The Shares were issued in accordance with Rule 506 of Regulation D of the Securities Act of 1933 (the “Act”) and were therefore exempt from registration under the Act pursuant to Act Section 4(2). The Company determined that each of Kind Chin and Forsons would be deemed “accredited investors” (as defined under Rule 501 of Regulation D) as the owners of Kind Chin and Forsons, Adam Reich and Jonathan Reich, respectively, are each accredited investors in their individual capacity. The Shares were offered in a private offering only to Kind Chin and Forsons as consideration under the Purchase Agreements as described above.

Section 5 – Corporate Governance and Management

Item 5.07.	Submission of Matters to a Vote of Security Holders

The Company’s Board of Directors approved a proposal to amend the Company’s Amended and Restated Articles of Organization to effect a change in the Company’s name from C2 Global Technologies Inc. to Counsel RB Capital Inc. (the “Proposal”). The Proposal was then approved pursuant to a written consent of shareholders holding a majority of the outstanding voting stock of the Company, and without a meeting of shareholders, as permitted by Florida law and the Company’s articles and bylaws. An Information Statement will be sent to shareholders regarding the Proposal. No further shareholder consents are being sought by the Company. The written consent was given December 10, 2010, will be effective December 20, 2010, and the name change is expected to be effected on or after January 9, 2011.

Section 8 – Other Events

Item 8.01	Other Events

On December 13, 2010, the Company issued the press release attached hereto as Exhibit 99.1 announcing (i) that it had entered into the Purchase Agreements and issued the Shares as consideration for the purchase of a minority interest in Counsel RB pursuant thereto and (ii) the approval of the Proposal to change the name of the Company to “Counsel RB Capital Inc.”

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

No.	Exhibit

10.1	LLC Interest Purchase Agreement between the Company and Kind Chin, dated December 10, 2010.

10.2	LLC Interest Purchase Agreement between the Company and Forsons, dated December 10, 2010.

99.1	Press Release dated December 13, 2010.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

C2 Global Technologies Inc.

Date: December 14, 2010	By:	/s/ Stephen A. Weintraub
		Name:	Stephen A. Weintraub
		Title:	Chief Financial Officer and Corporate Secretary